Exhibit 10.6

Garmin Ltd.
Amended and Restated 2000 Non-Employee Directors' Option Plan
as amended and restated on June 27, 2010

Stock Option Agreement

Garmin Ltd., (the “Company”), grants to __________________, an option (the “Option”) to purchase that number of the Company’s shares, CHF 10 par value per share (“Shares”), all subject to the terms and conditions, in the attached Exhibit A and in the Garmin Ltd. Amended and Restated 2000 Non-Employee Directors' Option Plan, as may from time to time be amended (the “Plan”), a copy of which is attached.  Please refer to the Plan documents for definitions of terms used in this Agreement and Exhibit A.

Grant Date	____________________
Expiration Date	____________________

Number of Shares	____________________
Option Price	$___________________

Exercisability	Time Elapsed Since Grant	Percentage Exercisable

	Less than 1 year	0%
	1 year but less than 2 years	33-1/3%
	2 years but less than 3 years	66-2/3%
	3 years or more	100%

Please indicate your acceptance of this Agreement and Exhibit A by entering your OptionsLink password and clicking on the “Accept” button on the previous screen.  Responses should be delivered electronically within 10 days of your receipt.

Garmin Ltd.

By:

EXHIBIT A
to
Garmin Ltd. 2000 Amended and Restated
Non-Employee Directors' Option Plan
Stock Option Agreement

1.           Manner of Exercise.  This Option may be exercised by delivering to the Company (or its authorized agent), during the period in which the Option is exercisable, (i) a written notice to purchase a specific number of Shares under this Option, and (ii) full payment of the Option Price.  Payment of the Option Price shall be made by any one or more of the following:

(a) as instructed by the Committee; or

(b) the sale of the Shares acquired on exercise of this Option (i) through a broker-dealer to whom you have submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for the Shares, or (ii) through simultaneous sale through a broker of Shares acquired on exercise, as permitted by Regulation T of the Federal Reserve Board.

The exercise will become effective on the date on which both such notice and full payment have been actually received by the Company (which date must be before the Expiration Date shown on the Stock Option Agreement).  You will not have any rights as a shareholder of the Company with respect to the Shares that you receive upon exercise of this Option until the Shares are issued to your account .

2.           Exercise upon death or Disability.  This Option shall become fully exercisable upon your Termination of Affiliation due to death or Disability, and will remain exercisable until the earlier of one year after your Termination of Affiliation or the Expiration Date.  After death, the executor or administrator of your estate, your heirs or legatees, or beneficiary designated in accordance with the Plan, as applicable, may exercise this Option at any time during the Option Term.

3.           Exercise Upon Change of Control.  If a Change of Control occurs and, within one year thereafter, your service as a director is terminated (a) by the Company other than for Cause, (b) because, despite your willingness to be slated, you were not slated for reelection, or (c) having been slated for reelection, you were not reelected, then your options, whether or not previously exercisable, shall be fully exercisable upon the later of such termination of your service and shall remain exercisable for the balance of their initial term, notwithstanding Section 5 of this Agreement.  The preceding provision shall not apply if you were terminated on or after reaching Mandatory Retirement Age, or if you would have reached Mandatory Retirement Age during your ensuing term if you were to be reelected.

4.           Termination for Cause.  This Option shall terminate immediately and any unexercised portion shall be forfeited immediately upon your Termination of Affiliation by the Company for Cause.

5.           Exercise After Termination.  This Option may be exercised only while you are serving on the Board of Directors, except as described in Sections 2 or 3, or as follows:

(a)  Except as provided in Section 3, you are removed from the Board by the Company for any reason other than for Cause including, but not limited to, the Company's decision not to slate you for reelection, you may exercise this Option to the extent the Option is vested immediately prior to such termination, at any time during the first 12 months after your Termination of Affiliation.  This Section 5(a) does not apply if you are slated for reelection but not elected.

(b)  If you have a Termination of Affiliation for any reason not described in Sections 2, 3, 4 or 5(a), including your failure to be reelected to the Board or voluntary resignation, you may  exercise this Option to the extent vested immediately prior to such termination, at any time during the first 6 months after your Termination of Affiliation.

Under no circumstances can this Option be exercised on or after the Expiration Date.

6.           Transfer of Option.  This Option is not generally transferable except by will or the laws of descent and distribution and is exercisable during your lifetime only by you or your guardian or legal representative; provided, that this Option may be transferred prior to your death on such terms and conditions as the Committee may prescribe from time to time to one or any combination of the following:  (a) your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, (including adoptive relationships), (b) any person sharing your household (other than a tenant or employee), (c) a trust in which persons described in (a) or (b) have more than 50% of the beneficial interest, (d) a foundation in which you or persons described in (a) or (b)  own more than 50% of the voting interests; provided such transfer is not for value.  The following shall not be considered transfers for value:  (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than 50% of the voting interests are owned by you or persons described in (a) or (b) above, in exchange for an interest in that entity.

7.           Amendments.  This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement; provided that this Agreement is subject to the power of the Board to amend the Plan as provided therein, except that no such amendment shall adversely affect your rights under this Agreement without your consent.

9.           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company, Attention: General Counsel, Vorstadt 40/42, 8200 Schaffhausen, Switzerland.  Any notice to be given to you shall be addressed to you at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

10.         Severability.  If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid.  Any part so declared unlawful or invalid shall, if possible, be construed in a manner that gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

11.         Applicable Law.  This Agreement shall be governed by the substantive laws of Kansas without regard to principles governing conflicts of laws.  Except as otherwise provided by mandatory forum requirements of the applicable law, the courts of the State of Kansas shall have exclusive jurisdiction with regard to any disputes under the Plan. The Company shall retain, however, in addition the right to bring any claim in any other appropriate forum.

12.         Compliance with Laws.  Upon the request by the Company, you agree to deliver to the Company at the time of any complete or partial exercise of this Option a written representation that the Shares being acquired upon such exercise are being acquired for investment and not for resale or with a view to the distribution thereof.  You hereby consent to any withholding and other actions that the Company deems reasonably necessary to enable the Company to obtain the benefit of an income tax deduction under the Internal Revenue Code of 1986, as amended, and any related state or local income tax laws.

13.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and such counterparts shall, together, constitute and be one and the same instrument.